Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contacts:

Delta Natural Gas Company
Greg Coker
1-270-223-8343
gcoker@deltagas.com

Peoples Natural Gas
Barry Kukovich
412-430-3187
Barry.d.kukovich@peoples-gas.com

DELTA NATURAL GAS ENTERS AGREEMENT
TO BE ACQUIRED BY PEOPLES GAS

WINCHESTER, KY (February 21, 2017) – Delta Natural Gas (NASDAQ: DGAS) (Delta) today announced that it has entered into a definitive agreement to merge with an affiliate of Peoples Natural Gas (Peoples). Delta is headquartered in Winchester, Kentucky and serves approximately 36,000 customers in central and southeastern Kentucky. Peoples, headquartered in Pittsburgh, PA, serves approximately 700,000 customers in Pennsylvania, West Virginia and Kentucky. Peoples is controlled by SteelRiver Infrastructure Fund North America LP (SteelRiver).

Under the terms of the transaction, Delta shareholders will receive $30.50 in cash per Delta share, which represents a premium of 17% to Delta’s closing share price on February 17, 2017, the last trading day prior to the announcement of the agreement. Prior to closing, the transaction is expected to have no impact on Delta’s dividend. Delta shareholders will continue to receive dividends at an annualized rate of $0.83 per share until closing, subject to the authorization of Delta’s board of directors.

Following the close of the transaction, Delta will be a wholly-owned subsidiary of PNG Companies LLC, the parent of Peoples, and will continue to be regulated by the Kentucky Public Service Commission. PNG Companies made commitments to Delta customers and employees as part of the agreement. Existing employees are planned to continue with Delta after the merger. Peoples plans to increase Delta’s investments in infrastructure improvement projects and grow the Delta business over time. Delta’s strong customer service will continue and Delta’s customers’ rates will not be affected by the transaction. In addition, following the close of the transaction, one member of Delta’s board of directors will be an independent representative of Delta’s constituents’ interests.

“Peoples, like Delta, is a highly regarded natural gas distribution company and it shares Delta’s values, particularly our commitment to customer service and creating a great place for our employees to work. That is why I am pleased to announce this merger agreement, which is beneficial to all parties involved,” said Glenn Jennings, Chairman of the Board, President and CEO of Delta Natural Gas. “Our Board of Directors has considered the opportunity carefully and believes merging with Peoples is in the best interests of Delta’s shareholders, customers, employees and the communities we serve”.

Peoples has been providing natural gas service in western Pennsylvania for more than 130 years. In the last five years, PNG Companies purchased the T.W. Phillips Gas & Oil Company and Equitable Gas to become the largest natural gas distribution company in Pennsylvania. These purchases also provided Peoples with service territories in West Virginia and Kentucky.

“Peoples started serving customers in 10 eastern Kentucky counties in late 2013,” said Morgan O’Brien, President and CEO of Peoples. “We quickly learned that Kentucky is a good place to do business and there are strong growth opportunities in this region. One of Peoples’ key values is tied directly to the success of the communities it serves. We have committed to increasing investments in infrastructure modernization. We will implement Peoples’ state of the art technology solutions for the customers of Delta and support community based organizations and initiatives throughout central and eastern Kentucky. We are also excited to add the employees of Delta to our family of valued employees. Our goals with these investments are driven by Peoples’ mission to make our customers lives better.”

Chris Kinney, CEO of SteelRiver Infrastructure Fund North America commented: “The acquisitions of Peoples, Peoples TWP and Equitable Gas have led to increased capital investment in those regions to upgrade the existing infrastructure and the creation of more jobs. With the addition of Delta Natural Gas, SteelRiver adds to its commitment to that region to own and operate safe and reliable utility service with a long-term investment horizon under the leadership of Morgan O’Brien.”

Tudor, Pickering, Holt & Co. is serving as exclusive financial advisor to Delta, and Stoll Keenon Ogden PLLC is Delta’s legal advisor. O'Melveny & Myers LLP is acting as legal advisor for Peoples and SteelRiver.

The transaction is subject to customary closing conditions, including the approval of Delta shareholders, the approval of the Kentucky Public Service Commission and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to close by the end of 2017.

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About Delta Natural Gas:
Delta serves 36,000 customers with facilities located in 23 counties in central and southeastern Kentucky. Delta’s mission to provide premier natural gas services while having a positive impact on customers, employees and shareholders guides the company’s efforts. For more information about Delta, visit www.deltagas.com.

About Peoples:
Peoples is the largest natural gas distribution company in Pennsylvania. It provides reliable and low cost natural gas service to approximately 700,000 homes and businesses in Western Pennsylvania, West Virginia and Kentucky. The company’s mission is to improve the lives of its customers and to help build long-term economic growth for the region. For more information about Peoples, visit www.peoples-gas.com.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger of Delta and an affiliate of Peoples. In connection with the proposed merger, Delta intends to file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger. WE URGE DELTA SHAREHOLDERS AND OTHER INTERESTED PARTIES TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be mailed to Delta shareholders prior to the shareholder meeting, which has not yet been scheduled. In addition a copy of the proxy statement and other related documents filed by Delta with the SEC, may be obtained for free at the SEC’s website at http://www.sec.gov. Investors and shareholders may also obtain free copies of the documents filed with the SEC by Delta at Delta’s website at http://www.delta.com (which website is not incorporated herein by reference) or by contacting John Brown, by telephone at (859) 744-6171 or by writing him at 3617 Lexington Road, Winchester, KY 40391.

Participants in the Solicitation
Delta, Peoples and its affiliates and their respective executive officers and directors and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Delta in connection with the proposed merger. Information about the directors and executive officers of Delta is set forth in the proxy statement for Delta’s 2016 annual meeting of shareholders, as filed with the SEC on September 22, 2016.  Information about any other persons who may, under the rules of the SEC, be considered participants in the solicitation of Delta’s shareholders in connection with the proposed merger will be included in the proxy statement. You can obtain free copies of these documents from the SEC or Delta using the website information above.

Forward-Looking Statements
This news release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Delta’s, Peoples’ and its affiliates’ control. In addition, Delta’s business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control or estimate precisely, such as the ability to obtain the required approval of our shareholders; the risk that Delta or Peoples’ affiliate may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction or cause the parties to abandon the transaction; the risk that conditions to the closing of the transaction may not be satisfied; and the risk that an unsolicited offer for the assets or capital stock of Delta may interfere with the transaction. We have identified and will in the future identify a number of these factors in our SEC Reports on Forms 10-K and 10-Q. We refer you to those discussions for further information.  Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.